Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

BY AND BETWEEN

MEMORIAL HEALTH SERVICES, as Seller

AND

BANC OF CALIFORNIA, INC., as Buyer

Property address:  1588 South Coast Drive, Costa Mesa, California 92626

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of the 24th day of July, 2013 (the “Effective Date”), by and between MEMORIAL HEALTH SERVICES, a California non-profit corporation (“Seller”), and BANC OF CALIFORNIA, INC., a Maryland corporation (“Buyer”), with reference to the following:

Background:

A.           Seller is the owner of the improved real property (the “Real Property”) located at 1588 South Cost Drive, Costa Mesa, California 92626; APN: 139-031-41, more particularly described on Exhibit A attached hereto and made a part hereof.

B.           Upon and subject to the terms and conditions of this Agreement, Seller desires to sell the Property (as hereinafter defined) to Buyer, and Buyer desires to purchase the Property from Seller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	BASIC TERMS AND DEFINITIONS; REFERENCES

1.1 Basic Terms and Definitions

(a) Closing Date  The Close of Escrow (as defined in Section 8.1 hereof) shall be September 3, 2013

(b) Title Review Period  The “Title Review Period” shall end on August 13, 2013, at 5:00 p.m. (Pacific Time).

(c) Due Diligence Period  The “Due Diligence Period” shall end on August 23, 2013, at 5:00 p.m. (Pacific Time).

(d) Escrow Holder  The escrow holder shall be First American Title Insurance Company (“Escrow Holder”), whose address is 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017; Escrow Officer: Maurice Neri; Telephone: 213.271.1797; Email: mneri@firstam.com.

(e) Title Company  The title company shall be First American Title Insurance Company (“Title Company”), whose address is 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017; Title Officer: Jeanie Quintal; Telephone: 213.271.1766; Email: jquintal@firstam.com.

1.2 References  All references to Exhibits refer to Exhibits attached to this Agreement and all such Exhibits are incorporated herein by reference.  The words “herein,” “hereof,” “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular Section hereof.

2. PURCHASE AND SALE Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, for the purchase price set forth in Section 3 hereof, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

2.1 The Real Property, together with the buildings located thereon, and all associated parking areas, and all other improvements or fixtures located thereon (the buildings and such other improvements are referred to herein collectively as the “Improvements”), together with all tenements, easements, rights of way and appurtenances belonging and appertaining to the same;

2.2 All tangible personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) left on the Real Property at the Close of Escrow to the extent owned by Seller, including, without limitation, that Personal Property identified on Exhibit G attached hereto;

2.3 All of Seller’s interests in the contracts listed on Exhibit B attached hereto and all contracts hereafter entered into by Seller to the extent permitted by the provisions of this Agreement (the “Contracts”); and

2.4 All intangible property owned or held in connection with the Real Property or Improvements on the Personal Property, including all building and trade names, licenses, warranties, telephone exchange numbers, advertising materials, plans and specifications (including as-built plans and architectural drawings) in Seller’s possession or control, governmental approvals and development rights, prepaid fees, deposits or rights of reimbursement, entitlements, mineral, water and air rights, certificates of occupancy and other intangible property, rights and privileges appurtenant to the Real Property or Improvements, provided, however, the following items shall be excluded from the definition of intangibles: all right, title, claim and interest of Seller in and to any trademark, service mark, trade name or copyright held, owned or licensed by Seller, whether registered or unregistered, and any applications therefore related to Seller as an entity or to the operation of its business (the Intangible Property”).

3.	PURCHASE PRICE AND DEPOSIT

3.1 Purchase Price The purchase price for the Property (the “Purchase Price”) shall be Forty Million Dollars ($40,000,000), subject to the adjustments and prorations provided in this Agreement.

3.2 Payment of Purchase Price The Purchase Price shall be payable as follows:

3.2.1 Within two (2) business days following the execution of this Agreement by Buyer and Seller, and as a condition precedent to the effectiveness hereof, Buyer shall deposit in escrow with Escrow Holders, in cash or current funds, the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Initial Deposit”).  If this Agreement has not been terminated (pursuant to Section 4.3.5 or otherwise) prior to the expiration of the Due Diligence Period, then within one (1) business day after the expiration of the Due Diligence Period, Buyer shall deposit in escrow with Escrow Holder, in cash or current funds, the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Additional Deposit”; and, together with the Initial Deposit, the “Deposit”), and the entire Deposit shall become nonrefundable to Buyer except as otherwise expressly provided in this Agreement.  If this Agreement has not been terminated and the Additional Deposit is not delivered within such period as required above, then Seller may terminate this Agreement by written notice to Buyer and Escrow Holder, in which event the Initial Deposit shall be immediately delivered to Seller as liquidated damages in accordance with Section 13.1, and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement).  For purposes of this Agreement, any interest accruing on the Deposit from time to time shall be deemed part of the Deposit.  Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Initial Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2.2 Provided all the conditions in Section 7.1 hereof have been satisfied or waived by Buyer, Buyer shall deposit in cash or current funds with Escrow Holder no later than 10:00 a.m. (Pacific time) on the Closing Date an amount equal to the Purchase Price less the Deposit and all interest accrued thereon plus or minus applicable prorations pursuant to Section 10 hereof and as shown on the Closing Statement (as hereinafter defined).

3.3 No Financing Contingency Buyer acknowledges and agrees that its purchase of the Property under this Agreement is on an “all cash” basis.  Accordingly, Buyer’s obligations under this Agreement are not contingent upon Buyer obtaining financing for such purchase nor is Buyer entitled to delay the Close of Escrow in order to enable Buyer to close on any such financing.

3.4 Independent Consideration Concurrently with Buyer’s execution of this Agreement, Buyer shall also deposit with Escrow Holder the additional sum of One Hundred Dollars ($100.00) (the “Independent Consideration”).  The Independent Consideration shall be non-refundable to Buyer, paid to and retained by Seller in all events, constitute independent consideration for the rights extended to Buyer under this Agreement, and not be considered part of the Deposit.

4.	PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE

4.1 Property Information Without representation or warranty of any kind whatsoever, Seller has previously delivered to Buyer copies of the items listed on Exhibit F-1 attached hereto and, within two (2) business days from the Effective Date, Seller shall deliver to Buyer (or otherwise make available at the Property) copies of the items listed on Exhibit F-2 attached hereto and made a part hereof (collectively, the “Property Information”).  Under no circumstances shall Buyer be entitled to review any appraisals in Seller’s possession or control relating to the Property or any internal financial audits relating to the Property.  Seller makes no representation or warranty that the Property Information provided will constitute all information which exists concerning the Property or that such information will be sufficient in itself to permit an adequate analysis of the Property.

4.2 Title and Survey Review; Title Policy

4.2.1 Delivery of Title Report Seller shall promptly request the Title Company to deliver to Buyer a preliminary title report covering the Real Property (the “Title Report”), together with copies of all documents (collectively, the “Title Documents”) referenced in the Title Report.  Buyer, at its option and expense, may (a) obtain a new survey for the Real Property or (b) cause any existing survey (“Existing Survey”) to be updated or recertified.  Buyer understands and acknowledges that if Buyer elects to obtain a new survey or an updated or recertified survey for the Real Property the completion and/or delivery of the surveys or updated or recertified surveys shall not be a condition precedent to the Close of Escrow.  Notwithstanding the foregoing, Buyer further acknowledges that Seller makes no representations or warranties, and Seller shall have no responsibility, with respect to the completeness of the Title Documents made available to Buyer by the Title Company.

4.2.2 Title Review Commencing from the Effective Date and continuing until the expiration of the Title Review Period, Buyer shall have the right to approve or disapprove the condition of title to the Real Property.  On or before the expiration of the Title Review Period, Buyer shall deliver to Seller, the Title Company and Escrow Holder written notice (“Buyer’s Title Notice”) of Buyer’s approval or disapproval of the matters reflected in the Title Report, the Title Documents and any Existing Survey.  The failure of Buyer to deliver to Seller Buyer’s Title Notice on or before the expiration of the Title Review Period shall be deemed to constitute Buyer’s approval of the condition of title to the Real Property.  If Buyer provides timely objections, Seller shall have five (5) days after receipt of Buyer’s Title Notice (the “Title Cure Period”) in which to cure or attempt to cure Buyer’s objections; provided, however, that Seller shall not have any obligation to cure or attempt to cure any of Buyer’s objections.  If Buyer provides timely objections and all of Buyer’s objections are not cured (or agreed to be cured by Seller prior to the Close of Escrow) within the Title Cure Period for any reason, then, within three (3) days after the last day of the Title Cure Period, Buyer shall, as its sole and exclusive remedy, waiving all other remedies, either: (a) terminate this Agreement by giving a termination notice to Seller, at which time Buyer shall immediately return all Property Information to Seller and Escrow Holder shall return the Initial Deposit to Buyer and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (b) waive the uncured objections and thereby be deemed to have approved the Buyer’s title as shown in the Title Report, the Title Documents, and the updated survey, if any, with respect to such previously uncured objections.

4.2.3 Delivery of Title Policy at Closing As a condition precedent to the Close of Escrow, the Title Company shall have issued and delivered to Buyer, or shall have irrevocably committed to issue and deliver to Buyer, with respect to the Real Property, the Title Policy (as defined below) issued by the Title Company as of the Closing Date and time, in the amount of the Purchase Price insuring Buyer as owner of the Real Property, subject only to the Permitted Exceptions (as hereinafter defined).  For purposes of this Agreement, “Permitted Exceptions” shall mean and include (a) any lien to secure payment of real estate taxes, including special assessments, not delinquent, (b) any matters affecting the Real Property which are created by or with the written consent of Buyer; (c) all exceptions disclosed by the Title Report relating to the Real Property and which are approved or deemed approved by Buyer in accordance with Section 4.2.2 hereof, and (d) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property.  Buyer may, by prior written notice to Seller prior to the expiration of the Title Review Period, request that the Title Company issue to Buyer at the Close of Escrow an ALTA extended coverage owner’s title policy (2006 Form) (the “Extended Coverage Title Policy”) along with any endorsements deemed reasonably necessary by Buyer (“Endorsements”) and in such case issuance of the Extended Coverage Title Policy together with the Endorsements at the Close of Escrow shall be a condition to the Close of Escrow for the benefit of Buyer, provided that: (i) the Title Company shall have given its approval for the Endorsements either with or without condition, and if the Title Company’s approval for the Endorsements was subject to any conditions, the Buyer shall have satisfied all such conditions prior to the Close of Escrow, (ii) Buyer shall be responsible for the timely delivery of, and payment for the entire cost of, any survey required to enable the Title Company to issue the Extended Coverage Title Policy and Endorsements, as well as the additional amount of the premium for the Extended Coverage Title Policy over the premium for the Standard Owner’s Title Policy (as defined below) and the cost of any requested Endorsements, and (iii) the Close of Escrow shall not be delayed by reason of any such request or by any delay in Buyer’s having a survey of the Property completed or in satisfying any conditions of the Title Company for issuance of the Endorsements.  As used herein, “Title Policy” shall mean either a Standard Coverage Owner’s Title Policy (2006 Form) (“Standard Owner’s Title Policy”) if Buyer has not made the Extended Coverage Title Policy elections or met the extended coverage requirements, or Extended Coverage Title Policy and Endorsements if Buyer has made that election and met those requirements.

4.3 Inspections; Due Diligence Period

4.3.1  Inspections in General

(a) Commencing from the Effective Date and continuing through the Close of Escrow, Seller hereby grants Buyer and Buyer’s designated representatives, consultants, engineers, architects, employees and agents (collectively, “Buyer’s Representatives”), a nonexclusive license to enter upon the Property, together with the right of ingress and egress in and to the Property, for the sole purpose of conducting due diligence investigations (the “Investigations”).  Buyer and Buyer’s Representatives shall be permitted access and entry to the Property during regular business hours upon reasonable prior notice from Buyer requesting such access.  This license to enter upon the Property is granted only to the Buyer originally named in the first paragraph of this Agreement and such Buyer shall not permit any other party to enter upon the Property, except such Buyer’s Representatives.  Buyer shall obtain, at Buyer’s sole cost and expense, all governmental permits and authorizations of whatever nature required by any and all governmental agencies for Buyer’s Investigations of the Property.  Buyer shall comply, and shall cause all of Buyer’s Representatives to comply, in all material respects with all applicable governmental laws and regulations relating to the Investigations and those relating to entry upon the Property.  All persons who enter upon the Property pursuant to this Agreement do so at their own risk.  Buyer acknowledges that a portion of the Property is currently occupied by NantWorks LLC (an affiliate of the prior owner of the Property) pursuant to a written lease agreement with Seller (the “NantWorks Lease”).  The NantWorks Lease has been terminated, NantWorks LLC is in the process of vacating and will have vacated its premises prior to the expiration of the Due Diligence Period.

(b) Neither Buyer nor any of Buyer’s Representatives shall conduct any studies, testings, investigations or other activities which involve any physical alteration or change in the condition of the Property or any form of boring, coring, or test sampling of soils, groundwater, or any other part or portion of the Property without first obtaining Seller’s prior written consent thereto, which consent may be given or withheld by Seller in its sole and absolute discretion.  Buyer and Buyer’s Representatives shall not store testing materials on the Property and in no event shall they use any hazardous, toxic or contaminated materials or substances on the Property, including, without limitation, any Hazardous Materials (as hereinafter defined, in violation of Environmental Law (as hereinafter defined).  Buyer shall be responsible for all damage done to the Property relating to or arising from Buyer’s and/or any of Buyer’s Representatives’ entry upon the Property or any activities conducted by them on the Property or conducted by any other person or entity authorized by Buyer or claiming rights through Buyer, and if Buyer fails to close escrow for the purchase of the Property, Buyer shall pay the costs of repairing and restoring the Property, to the extent damaged by such entry, to a condition substantially similar to the condition of the Property as of the execution date of this Agreement, reasonable wear and tear and damage from casualty or Acts of God excepted.

(c) The provisions of this Section 4.3.1 shall survive the Close of Escrow or the earlier termination of this Agreement.

(d)  Liens  Buyer shall not suffer, permit or cause any mechanic’s, materialmen’s or other similar lien or claim of lien to be filed against the Property arising from the Investigations or caused by Buyer or any of Buyer’s Representatives’ activities on the Property pursuant to this Agreement, provided that Buyer shall not be liable for any costs, claims or liability incurred by Seller, or any liens resulting therefrom, as a result of any preexisting condition on the Property disclosed by any of the Investigations (hereinafter referred to as “Preexisting Condition”).  Buyer shall indemnify, protect, defend and hold harmless Seller against and from any and all liens, claims, demands, costs and expenses of whatsoever nature (including, without limitation, reasonable attorneys’ fees) arising from such work done, labor performed or material furnished in connection with Buyer’s or Buyer’s Representatives’ entry onto the Property, provided that Buyer shall not be liable for any cost, claim or liability arising from a Preexisting Condition. Buyer shall cause any such lien that may be filed to be released of record within thirty (30) days after Buyer’s receives written notice of the filing thereof by payment or bond.  The provisions of this Section 4.3.2 shall survive the Close of Escrow or the earlier termination of this Agreement.

4.3.2 Seller Not Liable  Seller shall not be liable for any loss, damage or injury of any kind or character to any person or the Property or any other property arising from any use of the Property, or any act thereon, by Buyer or any of Buyer’s Representatives under this Agreement, or arising from any accident on the Property or any fire or other casualty thereon caused by Buyer or any of Buyer’s Representatives.  Except to the extent caused by the negligent acts or omissions or misconduct of Seller or Seller’s agents, contractors, employees or invitees (collectively, “Seller Indemnitees”), and subject to the other terms and conditions set forth in this Agreement, Buyer shall indemnify, protect, defend and hold Seller and the Seller Indemnitees entirely free and harmless from and against:  any cost to repair any physical damage to the Property; any cost to repair or replace the property of any third party; or any damages for injury to or death of any person; to the extent (but only to the extent) that the foregoing are incurred by Seller or any Seller Indemnitees and result from the activities of Buyer, any of Buyer’s Representatives, or anyone acting pursuant to authorization from Buyer in relation to the Investigations or entry upon the Property, including, but not limited to, damage caused by Buyer’s or any of Buyer’s Representatives’ use of any Hazardous Materials on the Property in violation of Environmental Law; any mechanic’s liens or claims of lien resulting therefrom; and reasonable attorneys’ fees and costs incurred in the enforcement of any of Buyer’s obligations under this Agreement.  Notwithstanding the foregoing, however, Buyer shall not be liable for any loss, cost or expense incurred by Seller or anyone else, or liens resulting therefrom, as a result of any preexisting condition on the Property disclosed by any of the Investigations.  The provisions of this Section 4.3.3 shall survive the Close of Escrow or the earlier termination of this Agreement.

4.3.3  Insurance  Prior to any entry on the Property pursuant to this Agreement, Buyer shall obtain and maintain at its expense, with insurance companies reasonably acceptable to Seller, commercial general liability insurance with respect to the Investigations with limits of not less than Three Million Dollars ($3,000,000) combined single limit bodily injury, death and property damage per occurrence, insuring Seller as an additional insured; all of which insurance shall be on an “occurrence form.”  Buyer shall provide Worker’s Compensation Insurance as required by law and employer’s liability insurance.  Any policies required by provisions of this Section may be made a part of a blanket policy of insurance so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of Seller under this Agreement or negate the requirements of this Agreement.  Buyer shall provide Seller with a certificate of insurance evidencing the fact that Buyer has obtained the aforementioned policy of insurance and evidencing the appropriate additional insureds and the appropriate termination date prior to gaining access to the Property.

4.3.4 Termination During Due Diligence Period  If Buyer determines, in its sole and absolute discretion, before the expiration of the Due Diligence Period, that the Real Property is unacceptable for Buyer’s purposes for any reason or no reason, Buyer shall have the right to terminate this Agreement by giving to Seller written notice of termination (“Termination Notice”) before the expiration of the Due Diligence Period, in which event the Initial Deposit shall be immediately refunded to Buyer, Buyer shall immediately return all Property Information to Seller and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder.  If Buyer determines that the Property is acceptable for Buyer’s purposes, then prior to expiration of the Due Diligence Period, Buyer shall deliver a written notice of approval to Seller (the “Approval Notice”).  If Buyer fails to deliver an Approval Notice to Seller on or before the expiration of the Due Diligence Period, then Buyer shall be deemed to have disapproved the Property and delivered a Termination Notice, and the parties shall proceed as provided above.  Buyer’s delivery of a Termination Notice to Seller or deemed delivery of a Termination Notice to Seller with respect to the Property shall constitute Buyer’s election to terminate this Agreement as provided above in this Section 4.3.5.

4.4  Contracts  Buyer shall assume the obligations arising from and after the Closing Date under all of the Contracts with respect to which Buyer shall have elected in writing, during the Due Diligence Period, to assume.  Unless Buyer otherwise notifies Seller in writing prior to the end of the Due Diligence Period, Buyer shall be deemed not to have elected to assume any of the Contracts and the same shall be terminated by Seller at the Close of Escrow.

5.	OPERATIONS AND RISK OF LOSS

5.1 Ongoing Operations During the pendency of this Agreement, Seller shall carry on its businesses and activities relating to the Real Property substantially in the same manner as it did before the Effective Date.  Between the date of this Agreement and the Close of Escrow, (a) Seller shall not enter into any new lease, license, concession or other occupancy agreement (collectively, “Lease”)  affecting all or any portion of the Real Property, and (b) Seller shall not enter into any new contract or agreement affecting the Property or renew or extend any existing Contract, except for Contracts which can be terminated upon notice, without cause and with no further obligation of liability following such termination.  Seller shall maintain in place its existing insurance policies for the Property through the Closing Date.  Seller shall not cause or permit the Property to become subject to any additional liens, encumbrances, conditions, covenants, easements, rights of way or similar matters after the Effective Date that will not be eliminated prior to the Close of Escrow, nor shall Seller market or negotiate the sale of the Property to or with any third party during the term of this Agreement.

5.2 Damage or Condemnation Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened against the Property before the Close of Escrow, and risk of loss to the Property due to fire, flood or any other cause before the Close of Escrow, shall remain with Seller.  If, before the Close of Escrow, the Property or any portion thereof shall be materially damaged, or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may elect not to acquire the Property by delivering written notice of such election to Seller within ten (10) days after Buyer learns of the damage or taking, in which event Buyer shall no longer be obligated to purchase, and Seller shall no longer be obligated to sell, the Property, and the Deposit shall be immediately returned to Buyer.  If the Closing Date is within the aforesaid 10-day period, then the Close of Escrow shall be extended to the next business day following the end of said 10-day period.  If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect, the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment (except as provided below), and upon the Close of Escrow, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds and all rights thereto that have been or may thereafter be made for such damage or destruction, and shall give Buyer a credit at the Close of Escrow for any deductible under such policies (or the amount of such damage in the event of any uninsured casualty).  For purposes of this Section 5.2, the phrases (i) “material damage” or “materially damaged” means damage whose cost of repair is reasonably expected to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and (ii) “material portion” means any portion of the Property that has a “fair market value” exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) or that materially impairs access to, or causes the loss of any parking legally required for the use of, the Improvements.

6.	SELLER’S AND BUYER’S DELIVERIES

6.1 Seller’s Deliveries into Escrow No less than one (1) business day prior to the Closing Date, Seller shall deliver into Escrow (as such term is defined in Section 9 hereof) to Escrow Holder the following:

(a) A grant deed (the “Deed”) in the form attached hereto as Exhibit C, executed and acknowledged by Seller, conveying to Buyer Seller’s title to the Real Property.

(b)  Two (2) originals of an Assignment of Contracts and Bill of Sale (the “Assignment of Contracts and Bill of Sale”) in the form of Exhibit D attached hereto, executed in counterpart by Seller.

(c) Two (2) originals of a General Assignment (the “General Assignment”) in the form of Exhibit H attached hereto, executed in counterpart by Seller.

(d) A non-foreign status affidavit in the form of Exhibit E attached hereto, as required by Section 1445 of the Internal Revenue Code, and a California Form 593-C, each executed by Seller.

(e) Any additional commercially reasonable documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including, without limitation, a customary Owner’s statement or affidavit.

6.2 Buyer’s Deliveries into Escrow No less than one (1) business day prior to the Closing Date (except as to the balance of the Purchase Price, which shall be delivered no later than 10:00 a.m. (Pacific time) on the Closing Date), Buyer shall deliver into Escrow to Escrow Holder the following:

(a)           The Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations as shown on the Closing Statement (i.e., the balance of the Purchase Price), deposited by Buyer with Escrow Holder in immediate, same-day federal funds wired for credit into Escrow Holder’s escrow account and deposited in Escrow Holder’s escrow account by 10:00 a.m. (Pacific Time) on the Closing Date.

(b)           Two (2) original counterparts to the Assignment of Contracts and Bill of Sale and General Assignment, executed in counterpart by Buyer.

(c)           Any additional commercially reasonable documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including, but not limited to, a Preliminary Change of Ownership Report executed by Buyer.

6.3           Closing Statements/Escrow Fees Concurrently with the Close of Escrow, Seller and Buyer shall deposit with Escrow Holder executed closing statements consistent with this Agreement in the form required by Escrow Holder (“Closing Statement”).

6.4           Post-Closing Deliveries Promptly after the Close of Escrow, to the extent in Seller’s possession, Seller shall deliver to the offices of Buyer at the Property: copies or originals of all Contracts, receipts for deposits, and unpaid bills and all other records and documentation transferred to Buyer pursuant to this Agreement; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.

7.	CONDITIONS TO BUYER’S AND SELLER’S OBLIGATIONS

7.1 Conditions to Buyer’s Obligations The Close of Escrow and Buyer’s obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer’s benefit (or Buyer’s written waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:

(a) All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, subject to any qualifications hereafter made to any of Seller’s representations as provided for in Section 11.1 hereof;

(b) As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made at the Close of Escrow by Seller shall have been tendered;

(c) As of the Closing Date, Title Company has irrevocably committed to issue the Title Policy to Buyer as provided in Section 4.2.3 above;

(d) The Property shall be delivered free and clear of any leases or other rights of occupancy or possession; and

(e) As no time on or before the Closing Date shall a bankruptcy or dissolution event have occurred with respect to Seller.

If, notwithstanding the nonsatisfaction of any such condition, the Close of Escrow occurs, there shall be no liability on the part of Seller for breaches of representations and warranties of which Buyer had actual knowledge as of the Close of Escrow and nevertheless elected to proceed with the Close of Escrow.

7.2            Conditions to Seller’s Obligations  The Close of Escrow and Seller’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Seller’s benefit (or Seller’s written waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:

(a)            All of Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date; and

(b)           As of the Closing Date, Buyer shall have performed its obligations hereunder and all deliveries to be made at the Close of Escrow by Buyer shall have been tendered including, without limitation, the deposit with Escrow Holder of the amounts set forth in Section 6.2(a) hereof.

8.	CLOSE OF ESCROW; POSSESSION

8.1 Close of Escrow  The term “Close of Escrow” shall mean and refer to Seller’s receipt of the Purchase Price and the other amounts due Seller in accordance with the provisions of Section 9.1(b) below.

8.2 Possession  Sole exclusive possession of the Real Property, subject only to the Permitted Exceptions, shall be delivered by Seller to Buyer on the Closing Date.

9.	ESCROW

9.1 Closing The escrow (the “Escrow”) for the consummation of this transaction shall be established with Escrow Holder at the address indicated in Section 15.1 hereof by the deposit of an original signed copy of this Agreement with Escrow Holder contemporaneously with the execution hereof.  This Agreement shall constitute both an agreement among Buyer and Seller and escrow instructions for Escrow Holder.  If Escrow Holder requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional escrow instructions (the “Additional Instructions”).  In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide.  The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

On the Closing Date, provided that the conditions set forth in Sections 7.1 and 7.2 hereof have been satisfied or waived, Escrow Holder shall take the following actions in the order indicated below:

(a)           With respect to all closing documents delivered to Escrow Holder hereunder, and to the extent necessary, Escrow Holder is authorized to insert into all blanks requiring the insertion of dates the date of the recordation of the Deed or such other date as Escrow Holder may be instructed in writing by Seller and Buyer;

(b)           Record the Deed in the official records of Orange County, California;

(c)           Deliver to Seller, in cash or current funds, the Purchase Price, plus or minus, as the case may be, the amounts determined in accordance with the provisions of Section 10 hereof and as shown on the Closing Statement, Buyer’s original signed counterpart of the Assignment of Contracts and Bill of Sale and General Assignment, and conformed copies of the recorded Deed;

(d)           Deliver to Buyer those items referred to in Section 6.1 hereof and a conformed copy of the recorded Deed;

(e)           Cause the Title Company to issue the Title Policy for the Real Property in accordance with the provisions of Section 4.2.3 hereof; and

(f)           Deliver to Seller and Buyer a final closing statement which has been certified by Escrow Holder to be true and correct.

9.2 Escrow and Title Charges

(a) Upon the Close of Escrow, escrow, title charges and other closing costs shall be allocated between Seller and Buyer as follows:

(i) Seller shall pay (A) for all county and city documentary stamp taxes in connection with the recordation of the Deed, (B) the base premium (the “Base Premium”) due in connection with the Standard Owner’s Title Policy for the Real Property obtained by Buyer, (C) all recording fees in connection with the recordation of the Deed, and (D) one-half (1/2) of all fees charged by Escrow Holder.

(ii) Buyer will pay for (A) the difference in the premium from the Base Premium being paid by Seller for any Extended Coverage Title Policy and for any Endorsements requested by Buyer, (B) all costs incurred in connection with Buyer’s updating or recertifying the Existing Survey or obtaining any new surveys for the Real Property, and (C) one-half (1/2) of all fees charged by Escrow Holder.

(iii) The parties shall pay any costs as expressly provided elsewhere in this Agreement and shall adjust all other closing charges in accordance with the custom in Orange County, California.  Except to the extent otherwise specifically provided herein, all other expenses incurred by Seller and Buyer with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Buyer’s and Seller’s attorneys’ fees, shall be borne and paid by the party incurring same.

(b) If the Close of Escrow does not occur by reason of Buyer’s or Seller’s default under this Agreement, then all escrow and title charges (including cancellation fees) shall be borne by the party in default.

9.3 Procedures Upon Failure of Condition Except as otherwise expressly provided herein, if any condition set forth in Sections 7.1 or 7.2 hereof is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of its respective obligations under this Agreement:

(a) This Agreement, the Escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate (other than the indemnity and insurance obligations of Buyer set forth in Sections 4.3 and the indemnity  obligations of Buyer and Seller set forth in Section 14 hereof, which shall survive such termination) at the written election of the party for whose benefit such condition was imposed;

(b) Escrow Holder shall promptly return to Buyer all funds of Buyer in its possession, including the Deposit and all interest accrued thereon, and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder;

(c) Buyer shall return to Seller the Property Information and Buyer shall deliver to Seller all Work Product (as such term is defined in Section 15.3 hereof); and

(d) Any escrow cancellation and title charges shall be borne equally by Seller and Buyer.

10. APPORTIONMENTS

10.1           Apportionments All real property taxes and special assessments levied against the Property in the year of the Close of Escrow and all expenses of operation of the Property will be prorated as of 11:59 p.m. on the day prior to the Close of Escrow in accordance with the provisions set forth below.  No insurance policies relating to the Property will be assigned at the Closing.  For purposes of calculating prorations, Buyer will be deemed to be entitled to the income and responsible for the expenses, for the entire day upon which the Close of Escrow occurs.  Except as otherwise expressly herein provided, all proration adjustments will be final as of the Closing Date.  To the extent any revenues or costs are not ascertainable as of the Closing Date, the final adjustment will be based upon a reasonable estimate of the parties.  Such adjustments, if and to the extent known and agreed upon as of the Closing Date, will be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash portion of the Purchase Price.  All real estate taxes and special assessments on the Property and all taxes on the personal property will be prorated on a cash basis determined by the actual current tax bill or, if not available or ascertainable, then based on the most recent levy and assessment information.  The tax proration adjustment will be final as of the Closing Date and will not be subject to readjustment.  The provisions of this Section 10 shall survive the Close of Escrow and recording of the Deed.  Notwithstanding anything above to the contrary, any supplemental or escaped real estate taxes or assessments on the Property which are assessed after the Close of Escrow but which are attributable to the period prior to the Close of Escrow shall be paid by Seller outside of Escrow promptly upon written notification thereof.

11.	SELLER’S REPRESENTATIONS AND WARRANTIES; AS-IS

11.1            Seller’s Representations and Warranties  In consideration of Buyer’s entering into this Agreement and as an inducement to Buyer to purchase the Property from Seller, Seller makes the following representations and warranties to Buyer:

(a) Seller is a non-profit corporation organized and in good standing under the laws of the State of California.  Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly and validly authorized, executed and delivered by Seller and no other action is requisite to the valid and binding execution, delivery and performance of this Agreement by Seller.  No joinder, consent or waiver of or by any third party is necessary to permit the consummation by Seller of the transaction contemplated pursuant to this Agreement.

(b) There is no agreement to which Seller is a party or to Seller’s actual knowledge binding on Seller which is in conflict with this Agreement or would otherwise prevent Seller from consummating the transaction contemplated by this Agreement.

(c) To Seller’s actual knowledge, without any duty of inquiry, (i) there are no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement; and (ii) there are no actions, suits or proceedings pending or threatened against the Property.

(d) To Seller’s actual knowledge, without any duty of inquiry, there are no pending or threatened actions, suits or proceedings with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

11.2            As-Is As of the expiration of the Due Diligence Period, Buyer will have:

(a) examined and inspected the Property to its satisfaction and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects (including, without limitation, the compliance of the Real Property with the Americans With Disabilities Act of 1990 Pub.L. 101-336, 104 Stat. 327 (1990), and any comparable local or state laws (collectively, the “ADA”) and by proceeding with this transaction following the expiration of the Due Diligence Period shall be deemed to have determined that the same is satisfactory to Buyer;

(b) reviewed the Property Information and all instruments, records and documents which Buyer deems appropriate or advisable to review in connection with this transaction, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer;

(c) reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer; and

(d) at its own cost and expense, made its own independent investigation respecting the Property and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 11.1 OF THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE DEED DELIVERED AT THE CLOSE OF ESCROW (“SELLER’S WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER.  AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES.  EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA).  BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT BUYER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH HEREIN.  ADDITIONALLY, BUYER AND SELLER  HEREBY AGREE THAT (A) EXCEPT FOR SELLER’S WARRANTIES, BUYER IS TAKING THE PROPERTY  “AS IS” WITH ALL LATENT AND PATENT DEFECTS AND THAT EXCEPT FOR SELLER’S WARRANTIES, THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (B) EXCEPT FOR SELLER’S WARRANTIES, BUYER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND (C) BUYER TAKES THE PROPERTY UNDER THIS AGREEMENT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR THE LIMITED WARRANTIES OF TITLE SET FORTH IN THE DEED AND SELLER’S WARRANTIES).

WITH RESPECT TO THE FOLLOWING,  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND:

1.	THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION OF ANY SOILS, TOXIC, ENVIRONMENTAL OR OTHER ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE PROPERTY OR ANY ASPECT THEREOF;

2.	THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE PROPERTY INFORMATION) DELIVERED TO BUYER PURSUANT TO BUYER’S REVIEW OF THE CONDITION OF THE PROPERTY; OR

3.	THE CONTENT OR ACCURACY OF ANY PROJECTION, FINANCIAL OR MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO BUYER BY SELLER OR REVIEWED BY BUYER WITH RESPECT TO THE PROPERTY.

BUYER ALSO ACKNOWLEDGES THAT THE REAL PROPERTY MAY OR MAY NOT CONTAIN ASBESTOS AND, IF THE REAL PROPERTY CONTAINS ASBESTOS, THAT BUYER MAY OR MAY NOT BE REQUIRED TO REMEDIATE ANY ASBESTOS CONDITION IN ACCORDANCE WITH APPLICABLE LAW.

BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR BUYER’S INTENDED USE.  THE PROVISIONS OF THIS SECTION 11.2 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT THE CLOSE OF ESCROW.

Buyer hereby releases Seller from any and all liability in connection with any claims which Buyer may have against Seller, and Buyer hereby agrees that it will not assert any claims, for contribution, cost recovery, diminution in value or otherwise, against Seller relating directly or indirectly to the existence of Hazardous Materials or Hazardous Substances (as such terms are defined below) on, or environmental conditions of, the Property.  In furtherance of this intention, Buyer hereby expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542 with respect to the foregoing release, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

_______________________
BUYER’S INITIALS

As used herein, the term “Hazardous Materials” or “Hazardous Substances” mean:

(1) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 11001, et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501 and 25316 of the California Health and Safety Code; and Article 9 or Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20; all as amended from time to time, and any similar state statutes; as the same may be amended from time to time; and in any permits, licenses, approvals, plans, rules, regulations or ordinance adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinances now or hereafter in effect relating to environmental matters (collectively, the “Environmental Laws”); and

(2) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law now or hereafter in effect, including but not limited to petroleum, refined petroleum products, waste oil, waste aviation or motor vehicle fuel, and asbestos.

12.           BUYER’S COVENANTS, REPRESENTATIONS AND WARRANTIES; RELEASE

12.1           Representations and Warranties  In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer makes the following covenants, representations and warranties:

12.1.1                      Buyer is a corporation organized and in good standing under the laws of the State of Maryland.  Buyer is in good standing under the laws of the State of California.  Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby

12.1.2                      There is no agreement to which Buyer is a party or to Buyer’s actual knowledge binding on Buyer which is in conflict with this Agreement or would otherwise prevent Buyer from consummating the transaction contemplated by this Agreement.

12.1.3                      To Buyer’s actual knowledge, without any duty of inquiry, there are no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Buyer that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement.

12.1.4                      To Buyer’s actual knowledge, without any duty of inquiry, there are no pending or threatened actions, suits or proceedings with respect to Buyer before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

12.2           Release Except as expressly provided in this Agreement and in the Deed, Buyer or anyone claiming by, through or under Buyer, hereby fully and irrevocably releases Seller, its agents, representatives, any of its respective beneficiaries, shareholders, officers, affiliates, parent entities, subsidiary entities, employees, heirs, successors and assigns (collectively, the “Seller Parties”), from any and all claims that it may now have or hereafter acquire against the Seller Parties, regardless of the sole or concurrent negligence or liability of any kind of the Seller Parties with respect to such claims, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any errors or omissions on or in the Property, the presence of Hazardous Substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against Seller based upon any obligations of Seller expressly provided in this Agreement.  Buyer further acknowledges and agrees that this release will be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to known and suspected claims, damages, and causes of action.  The provisions of this Section 12.2 will survive the Close of Escrow and delivery of the Deed.  Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit all of the Seller Parties from any such unknown losses, damages, liabilities, costs and expenses.  In furtherance of this intention, Buyer hereby expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542 with respect to the foregoing release which provides as follows:

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM, OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF, THE PROPERTY.

THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY BUYER, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEED AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.

Buyer’s Initials: _____________

Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement, and the releases set forth herein, shall not be construed or applied to release Seller from (i) any breach of Seller’s express representations or warranties set forth in this Agreement, subject to the limitations and conditions provided in this Agreement, (ii) any claims, liabilities or obligations which arise as a result of or are based upon (a) claims by third parties for personal injury or property damage first occurring on the Property prior to the Close of Escrow or based upon any breach of contract or agreement (other than this Agreement) by Seller, or (b) any act that is found by a court of competent jurisdiction to constitute fraud or any illegal acts of Seller or any of the Seller Parties.

12.3           Title Policy  Notwithstanding anything in this Agreement to the contrary and except for any intentional wrongful act or breach of Seller, with respect to all matters affecting title to the Real Property and any liens or encumbrances affecting the Real Property, Buyer acknowledges and agrees that Buyer will rely upon the Title Policy for satisfaction of any claim.  The provisions of this Section 12.3 will survive the Close of Escrow and the recording of the Deed.

13.	DEFAULT AND DAMAGES

13.1           DEFAULT BY BUYER  .BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE SOLELY TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED) AND IF SUCH DEFAULT IS NOT CURED WITHIN FIVE (5) BUSINESS DAYS AFTER BUYER’S RECEIPT OF WRITTEN NOTICE THEREOF, SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN.  IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A BUYER DEFAULT.  BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT.  BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, CANCEL THE ESCROW AND RECEIVE THE DEPOSIT AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH (ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED), AND ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE DEPOSIT TO SELLER.  SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY.  SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389.

NOTHING IN THIS SECTION 13.1 SHALL (A) PREVENT OR PRECLUDE ANY RECOVERY OF ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 15.5 OR (B) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF BUYER CONTAINED IN SECTIONS 4.3 AND 14 HEREOF.  SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Seller’s Initials: _____________

Buyer’s Initials: _____________

13.2           Default by Seller If Seller defaults in its obligations to sell and convey the Property to Buyer pursuant to this Agreement, Buyer’s sole and exclusive remedy shall be to elect one of the following:  (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by Escrow Holder to Buyer of the Deposit and to recovery of its out-of-pocket costs and expenses incurred in connection with the negotiation, documentation or implementation of this Agreement not to exceed Thirty Thousand Dollars ($30,000) in the aggregate, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought as to the Property within forty-five (45) days after the Closing Date, Buyer waiving the right to bring suit at any later date to the extent permitted by law.  Buyer agrees not to file a lis pendens or other similar notice against the Real Property except in connection with, and after, the proper filing of a suit for specific performance

14.	BROKER’S COMMISSIONS

Buyer and Seller each represent to the other that it has not dealt with any real estate broker or any other party entitled to a commission, broker’s fee or other compensation in connection with the sale of the Property by Seller to Buyer, except for Tim Helgeson at Newmark Grubb Knight Frank in the case of Seller (“Seller’s Broker”) and Richard Ratner at CBRE in the case of Buyer (“Buyer’s Broker”; and, together with Seller’s Broker, the “Brokers”).  Upon (and only in the event of the Close of Escrow), (a) Seller will pay Seller’s Broker a real estate brokerage fee pursuant to a separate written agreement of Seller with Seller’s Broker and (b) Buyer will pay Buyer’s Broker a real estate brokerage fee pursuant to a separate written agreement of Buyer with Buyer’s Broker.  No portion of the Deposit or other sum will be payable to any Broker if the Close of Escrow fails to occur for any reason whatsoever.  In the event that any other broker or finder perfects a claim for a commission or finder’s fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, defend and hold harmless the other party from said claim and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.  Notwithstanding anything in this Agreement to the contrary, the representations and indemnities set forth in this Section 14 shall survive any termination of this Agreement and the Close of Escrow and delivery of the Deed.

15.	MISCELLANEOUS PROVISIONS

15.1           Notices All written notices or demands of any kind which either party hereto may be required or may desire to serve on the other in connection with this Agreement shall be served by personal service, by registered or certified mail, recognized overnight courier service or email transmission.  Any such notice or demand so to be served by registered or certified mail, recognized overnight courier service or email transmission shall be delivered with all applicable delivery charges thereon fully prepaid and, if the party so to be served be Buyer, addressed to Buyer as follows:

Banc of California, Inc.
18500 Von Karman
Irvine, California 92612
Attention Steven Sugarman, Chief Executive Officer
Telephone:  949.236.5250
Email:  steven.sugarman@bancofcal.com

with a copy thereof to:

Liner Grode Stein Yankelevitz Sunshine Regenstreif + Taylor LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California  90024
Attention:  Mitchell C. Regenstreif, Esquire
Telephone:  310.500.3570
Email: mregenstreif@linerlaw.com

and, if the party so to be served be Seller, addressed to Seller as follows:

Memorial Health Services
17360 Brookhurst Street
Fountain Valley, California  92708
Attention:  Rick Graniere, Chief Financial Officer
Telephone No.:  714.377.3002
Email:  rgraniere@memorialcare.org

with copies thereof to:

Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, California 90071
Attention:  Marc A. Liverant, Esquire
Telephone No.:  213.612.2603
Email:  mliverant@morganlewis.com

and, if the party to be served be Escrow Holder, addressed to Escrow Holder as follows:

First American Title Insurance Company
777 South Figueroa Street, 4th Floor
Los Angeles, California 90017
Escrow Officer: Maurice Neri
Telephone: 213.271.1797
Email: mneri@firstam.com

Service of any such notice or demand so made by personal delivery, registered or certified mail, recognized overnight courier or email transmission shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or, as to email transmissions, by “answer back confirmation” (provided that a copy of such notice or demand is delivered by any of the other methods provided above within one (1) business day following receipt of such email transmission), as applicable.  Either party hereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices or demands are thereafter to be addressed.

15.2           Assignment; Binding on Successors and Assigns This Agreement shall not be assignable by Buyer without the prior written consent of Seller, which may be withheld in Seller’s sole discretion, except that Buyer may assign this Agreement without Seller’s consent to any entity controlled by, controlling or under common control with Buyer, provided (a) Buyer delivers written notice of such assignment to Seller, including the name of the assignee, at least five (5) days prior to the Closing Date, and (b) at Closing, Buyer delivers to Seller an assignment of this Agreement, under which the assignee assumes all of Buyer’s obligations hereunder, and executed by Buyer and the assignee.  Any unpermitted assignment or transfer of this Agreement or of Buyer’s rights hereunder made without Seller’s prior written consent where required shall be void and such assignee or transferee shall acquire no rights hereunder.  No assignment or transfer of this Agreement or of Buyer’s rights hereunder, whether permitted or unpermitted, shall relieve Buyer from any of its obligations under this Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Seller.

15.3           Work Product Effective upon and in the event of a termination of this Agreement for any reason other than Seller’s default, Buyer shall assign and deliver to Seller (at no cost to Seller), and does hereby assign without the need for any further act or instrument (at no cost to Seller but without representation or warranty of any kind and subject to all third party rights therein), all reports, plans, studies, documents, written information and the like which has been generated by Buyer’s third party consultants, whether prior to the Effective Date or during the period of Escrow in connection with Buyer’s proposed acquisition, development, use or sale of the Real Property; provided, Buyer shall not be obligated to assign or transfer any internally prepared or proprietary materials, any financial projection or analysis, or any legal privileged or confidential materials (collectively, the “Work Product”).  In such event, Buyer shall deliver the Work Product which has been assigned to Seller not later than ten (10) business days after the date of the termination of this Agreement.  Buyer shall also return all materials and information (including, without limitation, the Property Information) given to it by Seller or its consultants during Escrow, in the same condition as delivered to Buyer.

15.4           Further Assurances In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Buyer, Seller and Buyer hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require of the other in order to consummate fully the transactions contemplated hereunder.

15.5           Attorneys’ Fees If any legal action or any arbitration or other proceeding is brought with respect to this Agreement or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled.  The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

15.6           Survival of Representations, Warranties and Agreements  Unless otherwise expressly stated in this Agreement (a) each of the representations and warranties contained in this Agreement shall survive the Close of Escrow and the execution and delivery of the Deed only for a period of nine (9) months immediately following the Closing Date (provided that there shall be no limit upon survival of representations or warranties of the parties with respect to their authority to enter into and perform this Agreement), and (b) any claim based upon a misrepresentation or a breach of a warranty contained in this Agreement shall be actionable or enforceable if and only if notice of such claim is given to the party which allegedly made such misrepresentation or breached such warranty or agreement within nine (9) months after the Closing Date; provided, however, in no event shall Seller’s liability, if any, with respect to any breach of Seller’s representations or warranties hereunder exceed One Million Dollars ($1,000,000) in the aggregate.  Notwithstanding anything stated to the contrary in this Agreement, the indemnification provisions of Sections 4.3 and 14 hereof and the provisions of Sections 11.2, 12.1, 12.2, 12.3, 13.2, 15.3, 15.5, and 15.19 hereof shall survive the termination of this Agreement or the Close of Escrow without limitation, and shall not be merged with the recording of the Deed.

15.7           Entire Agreement This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect.  The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby.  The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but Buyer and Seller fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question.  Each party hereto acknowledges that this Agreement accurately reflects the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Agreement.

15.8           Governing Law This Agreement shall be governed by the laws of the State of California.

15.9           Counterparts This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures to this Agreement transmitted by telecopy or e-mail shall be valid and effective to bind the party so signing.

15.10                      Headings; Construction The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.  When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa.  The use in this Agreement of the term “including” and related terms such as “include” shall in all cases mean “without limitation.”  All references to “days” in this Agreement shall be construed to mean calendar days unless otherwise expressly provided and all references to “business days” shall be construed to mean days on which national banks are open for business.

15.11                      Time of Essence Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of this Agreement by the parties so failing to perform.

15.12                      Partial Validity; Severability If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

15.13                      No Third Party Beneficiaries This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.  No broker (including, but not limited to, the Brokers) is intended, or shall be deemed, to be a third party beneficiary of this Agreement.

15.14                      Joint Product of Parties This Agreement is the result of arms-length negotiations between Seller and Buyer and their respective attorneys.  Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party.

15.15                      Calculation of Time Periods Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in California, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  Unless otherwise expressly provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 p.m., Pacific time.

15.16                      Confidentiality  Buyer shall keep strictly confidential this Agreement and the terms contained herein confidential and any information concerning the Property which is disclosed to Buyer by Seller with respect to the Property, or which is obtained by Buyer in connection with Buyer’s Investigations or due diligence.  Notwithstanding the foregoing, Buyer may make disclosures of any information, without any requirement for notice to or consent from Seller:  (a) as and when mandated by applicable law; (b) if the information is in the public domain, provided that the public nature of the information is not due to the breach of Buyer’s obligations under this Agreement; and (c) to Buyer’s Representatives, to the extent reasonably necessary in order to facilitate Buyer’s due diligence pursuant to this Agreement and the Purchase Agreement; in which event Buyer shall inform Buyer’s Representatives of the confidentiality of such information.  No press release or other public disclosure regarding the terms of this Agreement or the transaction contemplated hereby shall be made without the prior written consent of Buyer and Seller; provided, however, that immediately following the Close of Escrow, Buyer and Seller will mutually agree upon a joint press release announcing the transaction consummated hereunder.  The provisions of this Section 15.16 shall survive the termination of this Agreement.

15.17                      Acceptance by Seller and Buyer  This Agreement shall not be binding and enforceable against Seller or Buyer until such time as this Agreement is executed and dated by both Buyer and Seller and at least one (1) fully-executed copy has been delivered to Buyer.  Upon such execution, dating and delivery, this Agreement will be a binding and enforceable contract between the parties as of the Effective Date.

15.18                      No Recordation  Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith except as provided in Section 13.2 above and (b) to indemnify Seller against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument in violation of this Agreement.

15.19                      Resolution of Disputes

15.19.1                      WAIVER OF JURY TRIAL  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, THE PROPERTY OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THAT RELATIONSHIP, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND ALL OTHER AGREEMENTS AND INSTRUMENTS PROVIDED FOR HEREIN, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT ENTERED INTO BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.

Seller’s Initial: __________                                                                Buyer’s Initial: __________

15.19.2                      Consent to Judicial Reference  If and to the extent that Subsection 15.19.1 immediately above is determined by a court of competent jurisdiction to be unenforceable, each of the parties to this Agreement hereby consents and agrees that (a) any and all disputes shall be heard by a referee in accordance with the general reference provisions of California Code of Civil Procedure Section 638, (b) such referee shall hear and determine all of the issues in any such dispute (whether of fact or of law) and shall report a statement of decision, provided that, at the mutual agreement of the parties, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (c) pursuant to California Code of Civil Procedure Section 644(a), judgment may be entered upon the decision of such referee in the same manner as if the dispute had been tried directly by a court.  The parties shall use their respective best efforts to agree upon and select such referee, provided that such referee shall be a retired California state or federal judge.  Each party hereto acknowledges that this consent is a material inducement to enter into this Agreement and all other agreements and instruments provided for herein, and that each will continue to rely on this consent in their related future dealings.  The parties shall share the cost of the referee and reference proceedings equally; provided that, the referee may award attorneys’ fees and reimbursement of the referee and referenced proceeding fees and costs to the prevailing party, whereupon all referee and reference proceeding fees and charges will be payable by the non-prevailing party (as so determined by the referee).  Each party hereto further warrants and represents that it has reviewed this consent with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent having had the opportunity to consult with legal counsel.  This consent is irrevocable, meaning that it may not be modified either orally or in writing, and this consent shall apply to any subsequent amendments, renewals, supplements, or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement.  In the event of litigation, this Agreement may be filed as evidence of either or both parties’ consent to have any and all disputes heard and determined by a referee under California Code of Civil Procedure Section 638.  The referee is specifically authorized to grant equitable as well as legal remedies in the reference proceeding, including the remedy of specific performance contemplated under Section 13.2 above.

Seller’s Initial: __________                                                                Buyer’s Initial: __________

15.20                      Waiver of CC Section 1662  Seller and Buyer each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of Section 5.2 hereof shall govern their obligations in the event of damage or destruction to the Real Property or condemnation of all or part of the Real Property.

15.21                      OFAC  Buyer represents and warrants the following to Seller as of the Effective Date and as of the Close of Escrow concerning Buyer (which representations and warranties shall survive the Close of Escrow and which for this purpose includes any assignee of Buyer and Buyer’s and Buyer’s assignee’s officers, directors, and owners of direct or beneficial ownership interests and any other constituent entities):  (a) the information concerning the identities of Buyer and Buyer’s officers, directors and owners supplied to Seller by Buyer is true, correct and complete; (b) Buyer is not a Prohibited Person (as defined below); (c) Buyer is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.  “Prohibited Person” shall mean any person, organization, or entity:  (i) listed in the Annex to, or is otherwise subject to, the provisions of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (ii) owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the PATRIOT Act and the Executive Order; (iv) that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn, or at any replacement website or other replacement official publication of the list or is named on any other U.S. or foreign government or regulatory list maintained for the purpose of preventing terrorism, money laundering, or similar activities; (vi) that is covered by IEEPA, OFAC, or any other law, regulation, or executive order relating to the imposition of economic sanctions against any country, region, or individual pursuant to United States law or United Nations resolution; or (vii) that is an affiliate (including any principal, officer, immediate family member, or close associate) of a person or entity described in one or more of the above clauses of this definition of Prohibited Person.

15.22                      No Personal Liability Notwithstanding anything stated to the contrary herein, neither Seller’s nor Buyer’s shareholders, directors, employees or agents shall have any personal liability hereunder.

15.23                      MemorialCare Health and Wellness Program  Following the Effective Date and continuing through the Close of Escrow, Seller and Buyer will engage in dialogue and attempt to reach an agreement regarding an on-site health and wellness program for the benefit of the employees of Buyer.  Seller agrees to customize a program to include one or more of the offerings listed in Exhibit I attached hereto, as may be agreed to by Buyer and Seller.  If such an agreement between the parties is reached, Buyer agrees to participate in a public announcement of the affiliation between Seller and Buyer.  Notwithstanding anything herein to the contrary, if Seller and Buyer are unable to reach an agreement regarding such an on-site health and wellness program, neither Seller nor Buyer shall have any obligation to each other with regard to the foregoing wellness program and such failure to reach agreement shall not affect the sale of the Property or affect the remaining terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SELLER:

MEMORIAL HEALTH SERVICES, a California non-profit corporation

By: /s/ Rick Graniere
Name: Rick Graniere
Title: Chief Financial Officer

BUYER:

BANC OF CALIFORNIA, INC., a Maryland corporation

By: /s/ Steven Sugarman
Name: Steven Sugarman
Title: Chief Executive Officer

AGREED TO THIS ____

DAY OF ______________, 2013

AS TO PROVISIONS RELATING

TO ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By

Its

LIST OF EXHIBITS

EXHIBIT A                                --           Description of Real Property

EXHIBIT B                                --           List of Contracts

EXHIBIT C                                --           Form of Deed

EXHIBIT D                                --           Form of Assignment of Contracts and Bill of Sale

EXHIBIT E                                --           Form of FIRPTA Affidavit

EXHIBIT F-1                             --           Property Information

EXHIBIT F-2                             --           Property Information

EXHIBIT G                                --           List of Personal Property

EXHIBIT H                                --           General Assignment

EXHIBIT I                                 --           Health Care Resources for Employers